Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated this 18th day of December, 2019, is entered into by and among The First Bancshares, Inc., a Mississippi corporation (“FBMS”), Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”), and George DeWitt Drew, an individual resident of the State of Georgia (“Executive”).

WHEREAS, FBMS and SWGB have entered into an Agreement and Plan of Merger, dated as of 18th day of December, 2019 (the “Merger Agreement”), pursuant to which SWGB will merge with and into FBMS, and Southwest Georgia Bank (“Bank”), SWGB’s wholly-owned subsidiary bank, will merge with and into The First (“The First”), FBMS’ wholly-owned subsidiary bank, in accordance with the terms of the Merger Agreement (the “Mergers”);

WHEREAS, SWGB and Bank previously entered into an Employment Agreement with Executive, dated as of the 1st day of October, 2003, as further amended by the Amendment to Employment Agreement, dated as of the 17th day of December, 2008 (collectively, the “Employment Agreement”); and

WHEREAS, the Mergers will constitute a change in the ownership of both SWGB and Bank within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto now desire to terminate the Employment Agreement upon the Effective Time (as defined in the Merger Agreement) in accordance with the terms of this Agreement and consistent with Treas. Reg. §1.409A-3(j)(4)(ix)(B);

NOW, THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:

1.       Termination of Employment Agreement. Upon the Effective Time, the Employment Agreement shall terminate and SWGB shall pay to Executive in a single lump sum $586,838 (the “Payout Amount”), net of applicable tax withholdings. After payment of the Payout Amount, neither FBMS, SWGB, Bank, The First nor Executive will have any further rights or obligations under the Employment Agreement except as otherwise specifically set forth herein. Notwithstanding the foregoing, Section 4.1(c), Section 4.4, Section 5 and Section 6 of the Employment Agreement shall survive the termination of the Employment Agreement and continue in full force and effect, and FBMS and The First, as successors to SWGB and Bank, respectively, expressly assume and agree to perform any obligations of SWGB and/or Bank that remain in effect after the Effective Time.

2.       Continued Employment.

(a)     On and after the Effective Time and until the later of (i) two weeks following operational conversion and integration of SWGB with and into FBMS, and Bank with and into The First, which conversion and integration is anticipated to end no earlier than June of 2020, and (ii) June 30, 2020 (the “Employment Term”), Executive will remain employed with FBMS and The First and be paid a base salary of $200,000 per annum, net of applicable tax withholdings, payable in accordance with The First’s regular payroll practices. During the Employment Term, Executive will continue to participate in the Split Dollar Plan, as described in Section 4.1(c) of the Employment Agreement. If Executive’s employment is terminated prior to the last day of the Employment Term by FBMS and The First other than for Cause (as defined herein), then The First will pay to Executive the amount of base salary that would have been paid through the end of the Employment Term, net of applicable tax withholdings, payable in approximately equal installments in accordance with The First’s regular payroll practices. For purposes of this Agreement, “Cause” shall mean any of the following acts by Executive, as determined by FBMS in good faith:

Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement or Executive violates the surviving provisions of Section 5 of the Employment Agreement.

(b)     In addition, if Executive remains employed with FBMS and The First on the last day of the Employment Term (the “Retention Date”), then Executive will receive a lump sum retention payment equal to $61,500 (the “Retention Bonus”). The Retention Bonus, less withholding for taxes, will be paid to Executive in a lump sum within 15 days following the Retention Date. If Executive’s employment is terminated prior to the Retention Date by FBMS and The First other than for Cause, then the Retention Bonus will be paid to Executive in a lump sum within 15 days following Executive’s date of termination. Employee acknowledges and agrees that Executive will forfeit all rights to the Retention Bonus if, prior to the Retention Date, Employee resigns voluntarily or Executive’s employment is terminated by FBMS and The First for Cause.

3.       Termination of Employment. Upon expiration of the Employment Term, Executive will be entitled to receive any and all vested compensation and benefits under any compensation arrangements or benefit plans or programs in which Executive participated in accordance with the terms of such compensation arrangements or benefit plans or programs, including without limitation the right to elect continued coverage under Section 4980B of the Code.

4.       409A Compliance. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code, or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such Section 409A of the Code. This Agreement will be construed and administered in accordance with such intent.

5.       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE FIRST BANCSHARES, INC.

By:	/s/ M. Ray Cole, Jr.
Name: M. Ray Cole, Jr.
Title: Vice Chairman, President and Chief Executive Officer

SOUTHWEST GEORGIA FINANCIAL CORPORATION

By:	/s/ Roy H. Reeves
Name: Roy H. Reeves
Title: Chairman

EXECUTIVE

By:	/s/ George DeWitt Drew
Name: George DeWitt Drew